Exhibit 5.1
Timothy J. Moore
(650) 843-5191
tmoore@cooley.com

March 11, 2014

iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by iPass Inc. (the “Company”) of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 250,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) pursuant to its 2003 Non-Employee Directors Plan (the “Director Shares”), 3,222,551 shares of Common Stock pursuant to its 2003 Equity Incentive Plan (the “2003 EIP Shares”) and 644,510 shares of Common Stock pursuant to its 2003 Employee Stock Purchase Plan (the “2003 ESPP Shares”).

In connection with this opinion, we have examined the Registration Statement and related prospectuses, the Company’s certificate of incorporation and by-laws, as amended, the Company’s 2003 Non-Employee Directors Plan (the “Directors Plan”), the Company’s 2003 Equity Incentive Plan (the “2003 EIP”), the 2003 Employee Stock Purchase Plan (the “2003 ESPP”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Director Shares, the 2003 EIP Shares and the 2003 ESPP Shares, when sold and issued in accordance with the Directors Plan, 2003 EIP and 2003 ESPP, respectively, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Timothy J. Moore
Timothy J. Moore